Exhibit 10.93

Cover Sheet to

Restricted Stock Unit Award Under CONSOL Energy Inc. Equity Incentive Plan (“Plan”)

(for Directors)

CONSOL Energy Inc. (the “Company”) hereby awards you restricted stock units under the Plan. The terms and conditions of this award are set forth in this cover sheet, the “Terms and Conditions” attachment hereto and the Plan. To the extent the terms and conditions set forth on this cover sheet or the attachment differ in any way from the terms set forth in the Plan, the terms of the Plan shall govern.

Capitalized terms not otherwise defined herein or in the “Terms and Conditions” attachment hereto shall have the meanings ascribed to them in the Plan.

Name of Recipient:	__________________________________________________

Award Date:	, 20

Number of Shares Subject to Award:	shares of the Company’s common stock

Vesting Schedule:	Three (3) successive equal annual installments upon your completion of each year of continuous service with the Company over the three (3)-year period measured from the Award Date.

Issuance Schedule:	The shares which vest each year under your restricted stock units will be issued to you on August 1 of that year (or if August 1 is not a business day, on the immediately preceding business day), subject to any deferral election you may have made with respect to the payment of such shares.

Deferral Election	To the extent you have elected to defer the issuance and receipt of shares (in accordance with the procedures established by the Company), such shares shall be issued to you in accordance with the terms of the election form executed by you. Further information concerning such deferral may be found by referring to a copy of your election form and/or the supplemental prospectus for the Equity Incentive Plan attached as Exhibit I.

You have sixty (60) days following the date of this letter in which to sign and return to the Company the Acknowledgment section below in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions.

ACKNOWLEDGMENT

I hereby acknowledge and accept the terms and conditions of the restricted stock unit award evidenced hereby, including the attached TERMS AND CONDITIONS. I further acknowledge and agree that those terms and conditions, and the provisions of the Plan, set forth the entire understanding between the Company and me regarding my entitlement to receive the shares of the Company’s common stock subject to such award and supersede all prior oral and written agreements on that subject.

SIGNATURE:
PRINTED NAME:
DATED: , 20

CONSOL Energy Inc.:
John Whitmire
Chairman of the Board of Directors

1

TERMS AND CONDITIONS

The restricted stock units under the Company’s Equity Incentive Plan (“Plan”) will entitle you to receive shares of the Company’s common stock in a series of installments over your period of continued service with the Company. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you as a bonus for your continued service over the vesting period, without any cash payment required from you. However, you must pay the applicable income taxes (described below) when due.

The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources.

Other important features of your award may be summarized as follows:

Special Vesting Rules: All of the shares subject to your award will vest (i.e., will not be subject to forfeiture as the result of service termination) upon the occurrence of any of the following events, and (subject to the terms of your deferral election form, if any) such vested shares will be delivered to you on such termination date, or as soon as administratively practical thereafter (but in no event later than 15th day of third month following such date):

•	your termination of service with the Company on or after your attainment of normal retirement age for directors; or

•	the termination of your service with the Company by reason of your death or Disability.

In no event will any special vesting of your shares occur should your service with the Company be terminated for Cause (as such term is defined in the Plan) or should you leave the Company’s service for any reason other than in connection with one of the special vesting events specified above.

Forfeitability: Should you cease service under circumstances which do not otherwise entitle you to the special vesting of the unvested shares subject to your award, then your award will be cancelled with respect to those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.

Should your service be terminated for “Cause” (as defined in the Plan) or should you breach the proprietary information covenant set forth below, then not only will your award be cancelled with respect to any unvested shares at the time subject to your award, but you will also forfeit all of your right, title and interest in and to any shares which have vested under your award and which are either held by you at that time or are otherwise subject to deferred issuance. The certificates for any vested shares you hold at the time of such termination or breach must be promptly returned to the Company, and the Company will in addition impose an immediate stop transfer order with respect to those certificates. Accordingly, upon such termination of your service or breach of the proprietary information covenant below, you will cease to have any further right or entitlement to receive or retain the shares of common stock subject to your forfeited award. In addition, to the extent you have sold any of your vested shares within the six (6)-month period ending with the date of your termination for Cause or your breach of the proprietary information covenant below or at any time thereafter, then you will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds you received upon each such sale, provided such demand is made by the Company within one year after the date of that sale.

Transferability: The shares issued to you following the vesting of your award will be registered under the federal securities laws and will be freely tradable upon receipt. However, subsequent sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies.

Prior to your actual receipt of the shares in which you vest under your award, you may not transfer any interest in your award or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.

Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award are actually issued to you, and you must satisfy your income and other tax obligation applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award until you become the record holder of those shares following their actual issuance to you.

Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award, then the number of shares at that time subject to your award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of shares which will become subject to your award by reason of the cash dividend;

A	=	the number of unissued shares subject to this award as of the record date for such dividend;

B	=	the per share amount of the cash dividend; and

C	=	the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the payment date of such dividend.

The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements, forfeiture provisions and deferral election) as the unissued shares of common stock to which they relate under the award.

Other Adjustments: In the event of any stock split, stock dividend, recapitilization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award.

Change in Control: In the event of a Change in Control (as such term is defined in the Plan), all of the then-unvested shares subject to your award will vest in full on an accelerated basis, and the shares of the Company’s common stock subject to your vested units, including those which vest on such an accelerated basis, will be issued contemporaneous with the completion of the Change in Control transaction whether or not you have elected a later deferred distribution date.

However, if such accelerated vesting of the shares subject to your award, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Internal Revenue Code, as amended (or any successor provision), then, unless any agreement between you and the Company provides otherwise, the number of shares which are to vest on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

Proprietary Information Covenant: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following proprietary information covenant:

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your service with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your service with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that you may retain personal notes, notebooks and diaries. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of this award, impose conditions on the timing and effectiveness of the issuance of the shares, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

Award Subject to Plan: This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.

Entire Agreement: This Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

Prospectus: An updated prospectus summarizing the principle features of that Plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Attached hereto is a special supplement to such prospectus which provides certain other relevant information concerning your award. Please review both the updated plan prospectus and the supplement carefully so that you fully understand your rights and benefits under your award and the limitations, restrictions and vesting provisions applicable to the award.

Attachments:

Exhibit I –Supplement to Prospectus for Equity Incentive Plan

EXHIBIT I

SUPPLEMENT TO PROSPECTUS

FOR

EQUITY INCENTIVE PLAN

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT DEFERRAL ELECTION FORM

(for Directors)

Please check the applicable boxes and complete form as appropriate.

☐	A.	I hereby elect to defer the issuance of:

☐ all of the shares of the Company’s common stock which vest and become issuable to me under the restricted stock unit award, if any, to be made to me by the Company in May 2006.

☐ fifty percent (50%) of the shares of the Company’s common stock subject to each annual installment which vests and becomes issuable to me under any such restricted stock unit award.

I hereby elect that the distribution of the vested shares subject to this deferral election will be made or (in the event of an installment distribution) will commence on the following distribution date, or as soon as administratively practical thereafter (but in no event later than 15th day of third month following such date):

☐ August 1, 2011 (a five (5) year deferral period).

☐ the date on which my service terminates, including by reason of retirement.

Subject to the following provisions of this election form, I hereby elect the following method of distribution for my deferred vested shares:

☐ lump sum distribution,

☐ successive equal annual installments over a period of years (not to exceed 5), with the first such annual installment to commence on the distribution date selected above, and the remaining installments to be made on the next four anniversary dates of the distribution date.

Notwithstanding the foregoing elections, I understand that if I die, or terminate service due to a Disability, or in the event of a Change in Control (as defined in the Plan) before the distribution of my deferred vested shares begins, then all of those shares will be distributed to me (or the personal representative of my estate) in a lump sum on such date, or as soon as administratively practical thereafter (but in no event later than 15th day of third month following such date), whether I have elected a lump sum distribution or an installment distribution.

If I die or terminate service due to a Disability after the commencement of an installment distribution, but before all my deferred vested shares have been issued, I understand that the remainder of those shares will continue to be issued to me (or the personal representative of my estate) in accordance with the installment distribution I have elected.

I understand that in the event of a Change in Control transaction (or if a Change on Control occurs while I am receiving an installment distribution of vested shares), then all of my deferred vested shares will be distributed to me in a lump sum contemporaneous with the completion of the Change in Control transaction. No installment distribution will be made to me in such event.

I further acknowledge that the above payment schedule with respect to deferred restricted stock units will remain in effect unless I make a new election (re-deferral), on a form prescribed by the Company, to delay a previously elected payment date; provided, however, that in no event may a new payment election establish a payment date earlier than the date previously elected. Any such new election (re-deferral): (i) will not take effect for at least twelve (12) months after the date on which the re-deferral election is made; (ii) must defer the first payment for at least five (5) years from the date the original payment would have otherwise been made; and (iii) must, for payment elections being made at a specified time (e.g., August 1, 2011), be made at least twelve (12) months before the date the payment would have otherwise been made. Any new election that does not satisfy the applicable foregoing requirements will be invalid, null, and void, and the payment schedule set forth in such previous election shall control.

I understand and agree that notwithstanding anything to the contrary in this deferral election, in no event will any shares be issued to me until I have vested in those shares in accordance with the terms of my restricted stock unit award.

As required by the Federal tax laws, my deferral election is irrevocable and cannot be changed or modified under any circumstances except as specifically provided herein.

To the extent my rights under law to receive the shares of common stock deferred pursuant to this election are greater than the rights of a general unsecured creditor of the Company, I hereby waiver those rights and agree that I shall have only the rights of a general unsecured creditor with respect to the issuance of my deferred shares.

NOTE: Your deferral election and the provisions governing the distribution of the deferred shares will be subject to such modifications and additional restrictions as may become necessary to avoid current taxation of those deferred shares as a result of future changes to the tax laws governing deferred compensation arrangements, and any portion of your deferred share issuance adversely affected by such changes may become the subject of an immediate lump sum payout.

☐	B.	I elect not to defer the receipt of the shares of the Company’s common stock that may become payable to me in satisfaction of the restricted stock unit award, if any, made to me in May 2006.

I understand that the above elections will be effective only if this form is completed and executed by me and returned to the Company on or before April 30, 2006.

Signature:

Dated: , 20